Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Immunic, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	1,300,000	$9.09	$11,817,000.00	0.0000870	$1,028.08

Total Offering Amounts:						$11,817,000.00		1,028.08
Total Fee Offsets:								0.00
Net Fee Due:								$1,028.08

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Offering Note(s)

(1)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price of the Registrant's common stock are based upon the average of the high and low prices of the Common Stock on September 30, 2026, as reported on the Nasdaq Stock Market, which date is within five business days prior to the filing of this Registration Statement.

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Immunic, Inc. 2026 Inducement Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.

The Registrant does not have any fee offsets.